Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HOME LOAN SERVICING SOLUTIONS, LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands	98-0683664
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Home Loan Servicing Solutions, Ltd.
c/o Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue
George Town, Grand Cayman KY1-9005
Cayman Islands
(Address of Principal Executive Offices)(Zip Code)

Home Loan Servicing Solutions, Ltd. 2013 Equity Incentive Plan
(Full title of the plan)

James E. Lauter
Senior Vice President and Chief Financial Officer
Home Loan Servicing Solutions, Ltd.
c/o Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue
George Town, Grand Cayman
KY1-9005
Cayman Islands
(Name and address of agent for service)

(345) 815-9902
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (check one):

Large Accelerated Filer	☒		Accelerated Filer	☐
Non-Accelerated Filer	☐	(Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value $0.01 per share (the “Ordinary Shares”)	470,000	$19.22 (2)	$9,033,400.00	$1,049.69
Ordinary shares	1,180,000 (3)	$23.12 (4)	$27,281,600.00	$3,170.12
Ordinary shares	100,000 (5)	$20.33 (4)	$2,033,000.00	$236.23
Ordinary shares	250,000 (6)	$21.13 (4)	$5,282,500.00	$613.82

(1)
This Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) to register 2,000,000 Ordinary Shares which may be issued under the Home Loan Servicing Solutions, Ltd. 2013 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares that may become issuable as a result of any future stock split, stock dividend or similar adjustment of the Registrant.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) promulgated under the Securities Act, based on the average of the high and low sales price for the Ordinary Shares reported on the NASDAQ Stock Exchange as of December 4, 2014, which is within five (5) business days prior to the date of this Registration Statement.

(3)	Represents Ordinary Shares subject to an option issued on December 5, 2013 pursuant to the Plan.

(4)	Based on the exercise price of outstanding options that have been granted under the Plan pursuant to Rule 457(h)(1) promulgated under the Securities Act.

(5)	Represents Ordinary Shares subject to an option issued on March 1, 2014 pursuant to the Plan.

(6)	Represents Ordinary Shares subject to an option issued on October 13, 2014 pursuant to the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to the participants in the Plan listed on the cover page of this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on February 6, 2014, as amended by the Registrant’s amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013, filed on August 18, 2014;

(b) The Registrant’s Definitive Proxy Statement on Schedule 14A, filed on April 17, 2014;

(c)
The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, filed on April 17, 2014, as amended by the Registrant’s amended Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2014, filed on August 18, 2014;

(d)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, filed on August 18, 2014;

(e)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014, filed on October 16, 2014;

(f)
The Registrant’s Current Reports on Form 8-K, filed on January 16, 2014, January 23, 2014, January 23, 2014, February 19, 2014, March 6, 2014, April 17, 2014, May 16, 2014, May 20, 2014, June 23, 2014, July 1, 2014, July 17, 2014 (information responsive to Item 1.01 only), August 12, 2014, August 18, 2014, September 8, 2014 and October 16, 2014 (information responsive to Item 1.01 only);

(g) The description of the Registrant's Ordinary Shares included in the Registrant's Registration Statement on Form 8-A (File No. 001-35431), filed on February 15, 2012, including any amendment or report filed for the purpose of updating such description; and

(h) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information contained in Current Reports on Form 8-K that is deemed furnished and not filed), since the end of the fiscal year covered by the amended Annual Report on Form 10-K/A referred to in (a) above.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
The Registrant will furnish to each person, including any beneficial owner, to whom this document is delivered, without charge, a copy of any or all of the information that has been incorporated by reference (including any exhibits that are specifically incorporated by reference in that information) upon oral or written request to:
Home Loan Servicing Solutions, Ltd.
c/o Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue
George Town, Grand Cayman
KY1-9005
Cayman Islands
(345) 815-9902
Attn: James E. Lauter

The documents may also be accessed on the SEC’s web site without charge at www.sec.gov.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s Articles of Association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime or gross negligence or willful default. The Registrant’s Articles of Association permit indemnification of officers and directors and former directors and officers out of the assets of the Registrant for losses, damages, costs and expenses, including reasonable legal expenses, incurred in their capacities as such unless such losses or damages arise from fraud, gross negligence or willful default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law to a Delaware corporation. The Registrant’s Articles of Association also provide that the Registrant may purchase and maintain insurance for the benefit of any director or officer of the Registrant against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be held liable in relation to the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits listed on the accompanying Index to Exhibits are filed as a part hereof, and incorporated by reference into, this Registration Statement. (See Index to Exhibits below).

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of George Town, Cayman Islands, on December 11, 2014.

Home Loan Servicing Solutions, Ltd.
By:	/s/ James E. Lauter
James E. Lauter
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on December 4, 2014 in the capacities indicated.

Signature	Title	Date

/s/ William C. Erbey	Chairman of the Board of Directors	December 4, 2014
William C. Erbey

/s/ Kerry Kennedy	Director	December 4, 2014
Kerry Kennedy

/s/ Richard J. Lochrie	Director	December 4, 2014
Richard J. Lochrie

/s/ Robert McGinnis	Director	December 4, 2014
Robert McGinnis

/s/ David B. Reiner	Director	December 4, 2014
David B. Reiner

/s/ John P. Van Vlack	Director, Chief Executive Officer (Principal Executive Officer)	December 4, 2014
John P. Van Vlack

/s/ James E. Lauter	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 4, 2014
James E. Lauter

INDEX TO EXHIBITS

Exhibit Number	Description

4.1
Amended and Restated Memorandum and Articles of Incorporation of Home Loan Servicing Solutions, Ltd. (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A filed on February 6, 2012).

4.2	Specimen Ordinary Share Certificate (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A filed on August 10, 2011).

4.3	Home Loan Servicing Solutions, Ltd. 2013 Special Equity Incentive Plan (incorporated by reference to Appendix A of the Registrant's Definitive Proxy Statement on Schedule 14A filed on April 17, 2014).

*5.1	Opinion of Walkers.

*23.1	Consent of Deloitte & Touche LLP.

*23.2	Consent of Walkers (included in Exhibit 5.1 above).

*Filed herewith.